Exhibit 99.1

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: THIRD QUARTER REPORT                     Approved by:     JON S. PILARSKI

ELKHART, INDIANA — APRIL 6, 2012

SKYLINE REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS

Skyline’s net sales for the third quarter of fiscal year 2012 were $36,805,000 as compared to $31,776,000 in the third quarter of fiscal 2011. For the first nine months of fiscal 2012, net sales were $132,385,000 as compared to $114,224,000 in the first nine months of fiscal 2011.

Net sales for Skyline’s housing segment were $19,065,000 in the third quarter of fiscal 2012 as compared to $18,497,000 in the third quarter of fiscal 2011. For the first nine months of fiscal 2012, net sales for this segment were $80,368,000 as compared to $73,683,000 in the first nine months of fiscal 2011.

Net sales for Skyline’s recreational vehicle segment were $17,740,000 in fiscal 2012’s third quarter as compared to $13,279,000 for the third quarter of fiscal 2011. For the first nine months of fiscal 2012, net sales for this segment were $52,017,000 as compared to $40,541,000 for the same period a year ago.

Fiscal 2012’s third quarter loss before income taxes was $7,387,000 as compared to fiscal 2011’s third quarter loss before income taxes of $8,742,000. The loss before income taxes for the first nine months of fiscal 2012 was $17,654,000 as compared to $22,563,000 in the first nine months of fiscal 2011. Included in current year’s pretax loss for the first nine months was a $2,500,000 gain on the sale of idle property, plant and equipment.

Skyline continues to maintain a full valuation allowance for deferred tax assets, and as a result had no benefit from income taxes from its current period loss.

Skyline reported a net loss of $7,387,000 in the third quarter of fiscal 2012 as compared to a net loss of $8,742,000 in the third quarter of fiscal 2011. On a per share basis, net loss was $.88 as compared to a net loss of $1.04 for the same period a year ago.

For the first nine months of fiscal 2012, net loss was $17,654,000 compared to a net loss of $22,563,000 for a year ago. Net loss per share was $2.10 as compared to a net loss per share of $2.69 for the same period a year ago.

BRINGING AMERICA HOME. BRINGING AMERICA FUN.

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: THIRD QUARTER REPORT                     Approved by:     JON S. PILARSKI

Skyline continues to maintain its traditionally strong balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees, should help the Corporation meet the challenges ahead.

**************

BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	February 29, 2012	February 28, 2011	February 29, 2012		February 28, 2011
Net sales	$36,805	$31,776	$132,385		$114,224

Loss before income taxes	(7,387)	(8,742)	(17,654	)(A)	(22,563)
Benefit from income taxes	—	—	—		—

Net loss	$(7,387)	$(8,742)	$(17,654)		$(22,563)

Basic loss per share	$(.88)	$(1.04)	$(2.10)		$(2.69)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A)	Includes $2,500 gain on sale of idle property, plant and equipment.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited)
	February 29, 2012	February 28, 2011
ASSETS
Cash and temporary cash investments	$30,744	$53,398
Accounts receivable	11,716	9,788
Inventories	9,170	8,090
Other current assets	2,614	3,071

Total Current Assets	54,244	74,347
Property, Plant and Equipment, net	21,947	25,195
Other Assets	6,019	5,774

Total Assets	$82,210	$105,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$3,093	$3,357
Accrued liabilities	13,611	11,735

Total Current Liabilities	16,704	15,092

Other Deferred Liabilities	7,632	7,611

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	118,378	143,117
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	57,874	82,613

Total Liabilities and Shareholders’ Equity	$82,210	$105,316